FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION
COMPLETES ITS PREVIOUSLY ANNOUNCED STOCK REPURCHASE
AND AUTHORIZES AN ADDITIONAL REPURCHASE UP TO 4.9 PERCENT

HARLEYSVILLE, PA (May 12, 2005) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) announced today the approval of a plan to repurchase up to 1,285,000 shares, or 4.9 percent, of outstanding common stock. HNC has substantially completed its previously announced repurchase program in the amount of 1,231,301 shares. As of May 10, 2005, the corporation had 26,245,722 shares of common stock outstanding.
Repurchases are authorized to be made by HNC from time to time in open market or negotiated transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Corporation’s stock benefit plans or other general corporate purposes. No specific timetable has been set for the repurchases.
Gregg J. Wagner, President and Chief Executive Officer of HNC stated, “The ongoing repurchase program reflects management’s belief that the current price of HNC common stock does not adequately reflect our long term business and earnings prospects. The use of our capital must continue to be balanced with other internal and external investment opportunities, while maximizing the use of existing assets and resources to generate shareholder value.”

Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.6 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.